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[AIRONET LOGO]                                                    EXHIBIT 99
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                                                                NEWS RELEASE


                     Aironet Wireless Communications, Inc.
                       Files for Initial Public Offering

Akron, OH, May 14, 1999

Aironet Wireless Communications, Inc. today announced that it has filed a registration statement with the Securities and Exchange Commission regarding an initial public offering of 6 million shares of its common stock. The common stock to be offered will consist of 4 million shares to be issued by Aironet, as well as 2 million shares to be sold by a selling stockholder, Telxon Corporation. Aironet and Telxon will each grant the underwriters an option to purchase additional shares to cover over-allotments, if any. Aironet will not receive any proceeds from the sale of shares by the selling stockholder. Dain Rauscher Wessels, a division of Dain Rauscher Incorporated and Prudential Securities will manage the underwriting group.

Aironet designs, develops and markets high speed, standards-based wireless local area networking solutions designed to provide wireless local network connectivity and Internet access to personal computer users within a building or campus environment.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. An offering of common stock, if made, will only be made by means of a prospectus.

A copy of the preliminary prospectus may be obtained when it becomes available from the offices of DAIN RAUSCHER WESSELS, 60 SOUTH 6TH STREET, # 86V6, MINNEAPOLIS, MN 55402 (612) 313-1200.